UNITES STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2018

NEPHROS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	001-32288 (Commission File Number)	13-3971809 (IRS Employer Identification No.)

380 Lackawanna Place, South Orange, New Jersey 07079 (Address of principal executive offices, including ZIP code)

(201) 343-5202 (Registrant’s telephone number, including area code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01.	Other Events.

On December 10, 2018, Specialty Renal Products, Inc. (“SRP”), a majority-owned subsidiary corporation of Nephros, Inc. (the “Company”), amended its Amended and Restated Certificate of Incorporation (the “Restated Certificate”) pursuant to a certificate of amendment filed with the Secretary of State of Delaware (the “Amendment”).

Prior to the effectiveness of the Amendment, the Restated Certificate provided that, upon the occurrence of a Subsidiary Merger or an Asset Sale (as such terms are defined below), the holders of SRP’s Series A Preferred Stock had the right under certain circumstances to require SRP to redeem their shares of Series A Preferred for an amount per share equal to the amount that each such share would be paid in a liquidation or dissolution of SRP. After giving effect to the Amendment, the holders of the SRP Series A Preferred no longer have any right to require SRP to redeem their shares of Series A Preferred following the occurrence of a Subsidiary Merger or Asset Sale. Instead, after the occurrence of any Subsidiary Merger or Asset Sale, SRP is required to effect a liquidation and dissolution of the corporation. Under any such liquidation and dissolution, the holders of SRP’s capital stock (including the Series A Preferred) would be entitled to receive a distribution from SRP’s net assets as would be made in connection with any ordinary liquidation and dissolution.

A “Subsidiary Merger” means a merger or consolidation in which a subsidiary of SRP is a constituent party and SRP issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation in which the shares of capital stock of SRP outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation. An “Asset Sale” means the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by SRP or any subsidiary of SRP of all or substantially all the assets of SRP and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of SRP if substantially all of the assets of SRP and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of SRP.

Prior to the Amendment, the Company accounted for the outstanding shares of Series A Preferred as non-permanent equity, which was presented in a mezzanine section of the Company’s consolidated condensed balance sheet as of September 30, 2018, included in the Company’s Quarterly Report for the quarter ended September 30, 2018. As a result of the modification to the rights of the Series A Preferred, the Company will account for the shares of Series A Preferred as permanent equity and will reflect such shares in the stockholders’ equity section of its consolidated balance sheet. For illustration of the accounting effect of the Amendment, the Company has prepared a pro forma balance sheet as of September 30, 2018, as if the Amendment had been effective as of such date. A copy of the pro forma balance sheet is attached to this current report as Exhibit 99.1.

The foregoing description is qualified in its entirety by the Amendment, a copy of which is filed herewith and incorporated by reference herein as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Amendment dated December 10, 2018, to Amended and Restated Certificate of Incorporation of Specialty Renal Products, Inc.

99.1	Pro forma consolidated condensed balance sheet of Nephros, Inc. as of September 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nephros, Inc.

Dated: December 10, 2018	By:	/s/ Andrew Astor
Andrew Astor
Chief Financial Officer

Index to Exhibits Filed with this Report

Exhibit No.	Description

10.1	Amendment dated December 10, 2018, to Amended and Restated Certificate of Incorporation of Specialty Renal Products, Inc.

99.1	Pro forma consolidated condensed balance sheet of Nephros, Inc. as of September 30, 2018.